Exhibit 10.10

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”), by and between WILSHIRE BANCORP, INC. (“Wilshire”) and WILSHIRE BANK (“the Bank”) (collectively, “the Banks”) and Jae Whan Yoo (“Executive”), is effective as of [insert date of holding company merger closing], 2016 (the “Termination Date”).

WHEREAS, WILSHIRE and the BANK have employed Executive pursuant to an employment agreement dated February 18, 2014 (the “Employment Agreement”).

WHEREAS, Wilshire has entered into a merger agreement with BBCN Bancorp, Inc. (“BBCN”), dated as of December 7, 2015, whereby upon the Closing (as defined in the merger agreement), Wilshire will merge into BBCN and the Bank will merge into BBCN Bank (the “Mergers”).

WHEREAS, Executive’s employment and service as President and Chief Executive Officer of WILSHIRE BANCORP, INC. and WILSHIRE BANK will cease upon the Closing of the Mergers; and

WHEREAS, WILSHIRE BANCORP, INC. and WILSHIRE BANK and Executive desire to enter into this Agreement to memorialize the terms of, and each party’s rights and obligations in connection with, the termination of Executive’s employment and service as a director.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, including the execution of the Release Agreement (as hereinafter defined) by Executive, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1) Termination of Service. The Employment Agreement and Executive’s employment with Wilshire and the Bank, and any and all of Executive’s other positions and offices with Wilshire and the Bank, will terminate effective as of the close of business on the Termination Date, without the need for any further action by Executive.

2) Duties and Authority. After the Termination Date, Executive shall have no authority to act on behalf of Wilshire or the Bank or their respective successors, or to bind any of them to any undertaking or agreement.

3) Accrued Obligations; Reimbursements. Regardless of whether Executive signs this Agreement, upon termination on the Termination Date, BBCN shall pay to Executive any earned but unpaid compensation, including any unpaid Base Salary and pay for any accrued but unused vacation; any severance payments to which Executive may be entitled under Section 9 of the Employment Agreement, subject to and in accordance with the terms and conditions set forth in Section 9 of the Employment Agreement; and, in accordance with the applicable expense reimbursement policy, as soon as practicable following submission of all applicable documentation, BBCN shall pay to Executive any expense reimbursement payments owed to Executive for expenses incurred prior to the Termination Date.

4) Consideration. In addition to the accrued and other amounts described in Section 3 of this Agreement, provided Executive executes this Agreement on the Termination Date, does not revoke the Agreement within the seven (7) day revocation period following execution thereof (the “Revocation Period”) and does not resign prior to the Termination Date, Executive shall receive the following consideration: (i) acceleration of all unvested stock options granted to Executive prior to the Termination Date, so that such options will become immediately exercisable on the Termination Date (and for the period provided in his option grant or in the applicable option plan); (ii) a retention payment equal to $400,000 less the aggregate amount of severance payments due to Executive under Section 9 of the Employment Agreement (the “Retention Payment”) and (iii) an offer to engage Executive as a Consultant to BBCN for a twelve (12)-month term with a monthly consultant fee of Twenty-Five Thousand Dollars ($25,000). In addition, during the Term of the Consultant Agreement, Executive and his spouse will be entitled to continue to participate in the group health insurance plans of BBCN (“Plans”) to the same extent and at the same cost to Executive as an executive of BBCN if such continued participation post-termination of employment is permitted by the terms of the Plans. If continued participation in the Plans is not permitted, then during the Term of the Consultant Agreement, BBCN shall pay the premiums for Executive and his spouse for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), provided that Executive and his spouse timely elect COBRA coverage. Further, if he so requests, during the Term of the Consultant Agreement, Executive will be provided with an office at a location designated by BBCN in its reasonable discretion. The Consultant Agreement with BBCN is attached hereto as Exhibit A. Subject to the terms and conditions of this Agreement, the Retention Payment will be paid as a lump sum to Executive within eight (8) business days following the Termination Date.

5) No Other Benefits. Except for (a) the amounts and benefits described in Sections 3 and 4 of this Agreement, (b) Executive’s rights with respect to any accrued and vested benefits under any qualified 401(k) savings plan and any right to continuation of group health coverage at Executive’s expense in accordance with COBRA, and (c) Executive’s claims for indemnification and advancement of expenses as a director, officer or employee of the Banks under the Articles of Incorporation or Bylaws of the Banks or any indemnification agreement, Executive shall not be entitled to any other payments or benefits from the Banks in respect of his employment or termination thereof.

6) Waiver and Release. As a material inducement to the Company to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, waives and discharges Wilshire Bancorp, Inc. and Wilshire Bank, and each and all of their owners, stockholders, predecessors, successors (including, without limitation, BBCN), assigns, agents, directors, officers, employees, former employees, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates (and owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, benefit plans and insurers of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, or under or in concert with any of them (hereinafter the “Releasees”), and releases and discharges the Releasees from liability for any and all from any and all claims, causes of action, demands, complaints, liabilities and damages that Executive may have against them as of the date of this Agreement, whether known or unknown, including, but not limited to, any claims arising out of his employment relationship with the Banks or their affiliates or the termination of such employment, or any violation of any federal, state or local fair employment practice law, including Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act as amended by the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the WARN Act or any state counterpart, the Sarbanes-Oxley Act, the Equal Pay Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Business & Professions Code Section 17200 et seq., or any other employee relations statute, rule, executive order, law or ordinance under state, federal or local law, tort, express or implied contract, public policy or other obligations, and any and all claims for attorneys’ fees and costs (“Released Claims”). The parties intend for this release to be enforced to the fullest extent permitted by law. However, Released Claims shall not include any right or claim that cannot be waived as a matter of law, such as workers’ compensation, vested pension benefits, or unemployment insurance benefits. Released Claims shall also not include (i) Executive’s rights to severance under the Employment Agreement; and (ii) Executive’s rights available to him upon or after termination of employment under the Wilshire State Bank Executive Survivor Income Plan dated as of July 1, 2005, as amended (“SIP”). Executive agrees not to file or initiate any lawsuit concerning the Released Claims. Executive understands that this paragraph does not prevent him from filing a charge with or participating in an investigation by a governmental administrative agency, or reporting an alleged violation of law to a governmental agency; provided, however, that he hereby waives any right to receive any monetary award resulting from such a charge or investigation.

7) Waiver of Known and Unknown Claims. The Executive hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

“SECTION 1542. GENERAL RELEASE — CLAIM EXTINGUISHED. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HIS MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Executive understands and acknowledges that the significance and consequences of this waiver of Section 1542 of the Civil Code is that even if Executive should eventually suffer damages arising out of Executive’s employment relationship with the Company and its affiliates, or termination of such employment, Executive will not be permitted to make any claim for those damages except as expressly permitted by this Agreement. Furthermore, Executive acknowledges that the Company intends these consequences even as to claims for injuries and/or damages that may exist as of the date of this Agreement but which Executive does not know exist, and which, if known, would materially affect Executive’s decision to execute this Agreement. Employee hereby specifically acknowledges and agrees that Employee’s waiver of known and unknown claims and of California Civil Code § 1542 is knowing and voluntary.

8) Non-solicitation of Employees. For a period of twelve (12) months after the Termination Date, without the written consent of BBCN’s Board of Directors or a person authorized thereby (which consent may be withheld in the absolute discretion of BBCN), Executive shall not, directly or indirectly solicit, recruit, induce, or encourage any person who is an employee of BBCN, BBCN Bank or any direct or indirect subsidiary of BBCN during such twelve-month period to terminate his or her employment with the BBCN or BBCN Bank or to become an employee of any organization with which Executive may become affiliated, or cause or influence any organization with which Executive may become affiliated to do the same; provided, however, that nothing in this Section 8 shall prohibit Executive or any organization with which Executive may become affiliated from engaging in any general solicitation not targeted at any employee of BBCN or its subsidiaries , including any non-directed executive searches or placing general advertisements for employees in newspapers or other media of general circulation.

9) Enforcement. The parties agree and acknowledge that the obligations of the parties pursuant to Sections 8, 11, 12 and 13 of this Agreement are of a unique and special nature and that a party will not have an adequate remedy at law in the event of a failure by the obligated party to abide by his or its obligations under such Sections, nor will money damages adequately compensate for the injury caused by breach of such obligations. Therefore, it is agreed and hereby acknowledged by the parties that, in the event of a breach by a party of any of such obligations, the Banks, BBCN and BBCN Bank and Executive shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the other party to perform as agreed in Section 6, 8 or 9 of this Agreement, as applicable. Nothing herein shall in any way limit or exclude any other right granted by law or equity to any party.

10) Cooperation. The parties acknowledge that from time to time the assistance and cooperation of Executive may be of value with respect to (a) areas and matters in which Executive was involved during his employment, including with respect to any internal or external communications concerning the business of the Banks, his involvement and participation therein and his termination of employment, and (b) transitioning matters in which Executive was involved during his employment. Executive shall provide such assistance and cooperation without additional compensation. Executive will be provided an opportunity to review and approve any internal or external announcements regarding his termination of service. Executive acknowledges that he has approved a press release in the form attached hereto as Exhibit B (the “Press Release”) to be issued upon the execution and delivery of this Agreement. Executive agrees not to make any public comments (including any comments to the media or press) regarding the terms and circumstances surrounding his departure from the Banks that conflict with the Press Release. Executive further agrees not to disparage the Banks, BBCN or BBCN Bank, or any of their representatives either in connection with our without regard to the Mergers.

11) Return of Property. No later than the Termination Date, Executive agrees to return to the Banks all property of the Banks in his possession, specifically including all keys and card keys to company buildings or property; all company-owned equipment; and all company documents and papers, including all trade secrets and other confidential company information and, after returning such information to the Banks, to purge all the Banks confidential information from any personal computers, tablets or other such devices and otherwise to follow the Banks security protocols applicable to employees whose employment has been terminated.

12) Non-Disclosure of Trade Secrets and Confidential Information. In consideration for the foregoing, Executive acknowledges and agrees:

a)	That he has had access to significant confidential information about the Banks, and Executive’s obligations to keep such information confidential continues after his termination.

b)	That he has not revealed and subsequent to the execution of this Agreement he will not at any time reveal, either directly or indirectly, to any person, company, business, firm or corporation, nor use for his own purposes, any trade secret, proprietary information or any confidential information about the Banks, their service, customers, or methods of doing business;

13) Entire Agreement. This Agreement, together with the Consulting Agreement attached hereto, sets forth the complete agreement between Executive on the one hand and the Banks and BBCN and BBCN Bank on the other hand relating the Executive’s termination of employment. Executive acknowledges that, except as described in this Agreement, Executive is not entitled to any further compensation or benefits from the Banks, BBCN or BBCN Bank. Executive further acknowledges and agrees that, in signing this Agreement, Executive does not rely and has not relied upon any representations or statements by the Banks or representative thereof with regard to the subject matter, basis, or effect of this Agreement or the Release Agreement that are not specifically set forth in this Agreement or the Release Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect (a) Executive’s claims for indemnification and advancement of expenses as a director, officer or employee of the Banks under the Articles of Incorporation or Bylaws of the Banks and any indemnification agreement or (b) any duties and responsibilities Executive may have or owe to the Banks, BBCN or BBCN Bank by virtue of any separate agreement or obligation. Without limiting the generality of the foregoing, after the termination of his employment, Executive shall continue to have a duty and obligation to maintain the confidentiality of all trade secrets (including lists of customers and customer prospects of the Banks) and other confidential information of the Banks and its customers and not to use any such trade secrets or other confidential information for any purpose except in connection with the services to be provided pursuant to Section 8 of this Agreement.

14) Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Banks, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Banks of the covenants in this Agreement.

15) No Admission of Wrongdoing. Neither this Agreement nor the Release Agreement shall be construed as an admission of liability or wrong-doing by either party.

16) No Limitation of Rights. Nothing in this Agreement shall limit or otherwise affect the Banks’ rights with respect to any compensation plans, agreements or arrangements, including, without limitation, any rights it may have to amend, modify or terminate such plans, agreements or arrangements in accordance with their terms.

17) Governing Law. Except as specifically stated in this Agreement, this Agreement shall be interpreted, construed, and governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

18) Construction. Each party acknowledges that: (a) it has read this Agreement and the Release Agreement; (b) it has been represented (or has an opportunity to be represented) in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. This Agreement shall not be construed more strongly against either party, regardless of who is more responsible for its preparation. If there is a conflict between this Agreement and any present or future law, the part that is affected shall be curtailed only to the extent necessary to bring it within the requirements of that law.

19) Expenses and Fees. Subject to the next sentence, each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. If any legal action or arbitration is brought relating to this Agreement, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

20) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21) Successors. This Agreement may not be assigned by Executive. In addition to any obligations imposed by law upon any successor to the Banks, the Banks will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Banks, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Banks would be required to perform it if no such succession had taken place.

Executive agrees and consents to any such assumption by a successor or parent of the Banks, as well as any assignment of this Agreement by the Banks for that purpose. As used in this Agreement, “the Banks” shall mean Wilshire Bancorp, Inc. and Wilshire Bank as herein before defined as well as any such successor or parent that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law.

22) Amendment. This Agreement may be amended only by written agreement executed by each of the parties.

23) Tax Withholding. The Banks may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings is required to deduct pursuant to state, federal or local laws.

24) Arbitration. To the fullest extent permitted by law, and except as otherwise provided in this Agreement, any and all claims or controversies between Executive and the Banks (or between Executive and any present or former officer, director, agent, or employee of the Banks or any parent, subsidiary, or other entity affiliated with the Banks) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration (“Arbitrable Claims”). Arbitrable Claims shall include, but not be limited to, contract claims, tort claims, and claims relating to compensation, benefits, and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, the California Unfair Competition Law, and the California Wage Orders. Notwithstanding the foregoing, Arbitrable Claims shall not include claims for unemployment benefits, workers’ compensation claims; claims under the National Labor Relations Act; or claims precluded by federal statute from agreements for predispute arbitration (collectively, “Excluded Claims”). Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Except as specifically provided in this agreement, any arbitration proceeding shall be conducted in accordance with the then current JAMS Employment Arbitration Rules & Procedures (the “Arbitration Rules”) to the extent not inconsistent with this Agreement. The Arbitration Rules are available for review at www.jamsadr.com/rules-employment-arbitration. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this arbitration provision is void or unenforceable. The arbitrator’s authority shall include the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which any decision or award is based. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same individual remedies, that would apply if the claims were brought in a court of law. The arbitrator shall also have the authority to award costs and fees to the prevailing party as provided by applicable law to the same extent as a court. Otherwise, each party shall pay its own costs and attorney’s fees. The Banks shall pay the costs and fees of the arbitrator and reimburse Executive for any filing fees paid to initiate arbitration. The arbitrator shall not have the authority to adjudicate class, collective, or representative claims (including without limitation claims under the California Private Attorneys General Act on behalf of any person other than Executive individually), to award any class, collective, or other representative relief on behalf of any person other than Executive, or, without all parties’ consent, to consolidate the claims of two or more individuals, or otherwise preside over any form of a class, collective, or other representative proceeding. Either Executive or the Banks may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim. Nothing in this Agreement, however, precludes a party from filing an administrative charge with an agency that has jurisdiction over a claim that is otherwise arbitrable. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties. The parties understand and agree that by entering into this Agreement, they are each waiving the right to a trial by jury. To the fullest extent permitted by law, Executive and the Bank each waives any right either may have to bring any class, collective, or representative action against the other party, whether in arbitration, in court, or otherwise, or to participate as a member of any class or collective action against the other party (“Waived Claims”). This arbitration provision shall be governed by the Federal Arbitration Act and, to the extent permitted by such Act, the laws of the State of California.

25) Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) two business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of a change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

BBCN Bank 3731 Wilshire Blvd., Suite 1000 Los Angeles, CA 90010 Attn: Legal Department

Executive’s Notice Address:

Jae Whan Yoo

26) Internal Revenue Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder (including each installment payment of cash severance made pursuant to Section 2 above) shall comply with the requirements of Section 409A of the Internal Revenue Code, or an exemption or exclusion therefrom and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and this Agreement shall be interpreted accordingly; provided that, for the avoidance of doubt, this provision shall not be construed to require a gross-up or other reimbursement payment in respect of any taxes, interest or penalties imposed on Executive as a result of Internal Revenue Code Section 409A.

27) Time to Consider and Revocation. Executive acknowledges that Executive has had up to 21 days to consider the terms of this Agreement and is hereby advised by the Banks to discuss the terms of this Agreement with an attorney unrelated to the Banks prior to signing this Agreement. Executive further acknowledges that Executive is entering into this Agreement freely, knowingly, and voluntarily, with a full understanding of its terms. Executive also acknowledges that Executive will have 7 days from the date he signs this Agreement to revoke the Agreement by notifying the Legal Department of the Company in writing by [e-mail/fax/overnight delivery] at [ADDRESS], Attn: [INSERT NAME AND POSITION OF LEGAL DEPARTMENT EMPLOYEE].

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE WILSHIRE BANCORP, INC. AND WILSHIRE BANK FROM ANY AND ALL CLAIMS.

EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT HE MAY NOT SIGN THIS AGREEMENT BEFORE THE TERMINATION DATE AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE IF EXECUTIVE SIGNS IT BEFORE THE TERMINATION DATE.

(Signature page follows.)

IN WITNESS WHEREOF, each party has signed this Agreement as of the date first set forth above.

JAE WHAN YOO

[To Be Signed on Termination Date]

WILSHIRE BANCORP, INC.

By:
[NAME AND TITLE]

WILSHIRE BANK

By:
[NAME AND TITLE]

EXHIBIT A

CONSULTING AGREEMENT

EXHIBIT A

EXHIBIT B

PRESS

RELEASE

EXHIBIT B